EXHIBIT 10.23

AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated for reference the 26th day of June, 2008

B E T W E E N:

LANXESS Inc.

(hereinafter called (the “Vendor”),

                                             OF THE FIRST PART

-AND-

NORTHERN ETHANOL (Sarnia) Inc.

(hereinafter called the “Purchaser”)

OF THE SECOND PART

WHEREAS:

(1)

The Vendor and the Purchaser entered into a Purchase and Sale Agreement (hereinafter called the “Purchase Agreement”) executed by the Purchaser on July 23, 2007 and accepted by the Vendor on July 30th, 2007, whereby the Vendor agreed to sell and the Purchaser agreed to buy the lands and premises described in Schedule “A” attached hereto together with certain improvements, consisting of approximately 30 acres (the “Lands”);

(2)	The parties hereto wish to amend the terms of the Purchase Agreement in the manner as set out below:

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

(A)	i)	Section 3.1 is hereby deleted and replaced with the following:

“The within transaction shall be completed on the date which is ten (10) business days after the date upon which all conditions precedent contained in the EPC Contract (as hereinafter defined) to build the Plant have been satisfied or such earlier date as the Purchaser may determine, in its sole and unfettered discretion following waiver or satisfaction of the conditions set out in Sections 7 and 8 hereof; provided that the Purchaser shall give the Vendor at least fifteen (15) days prior written notice of such date (the “Closing Date”) and further provided that if such date has not occurred by, at the latest, March 31, 2009, this Agreement shall be terminated and the Purchaser and the Vendor shall be released from all liability hereunder, except for liability in respect of any breach of covenant, warranty or representation contained in this Agreement which results in the failure of either party to complete the transaction as contemplated in this Agreement.”

(B)	Subsection 5.1(e) is hereby amended by deleting the last sentence of that paragraph and substituting the following:

“The Vendor shall provide the Purchaser with its Statutory Declaration at closing that all work performed on the Lands up to the Closing Date for which payment is due and payable on or before the Closing Date has been paid up to and including the Closing Date.”

(C)	Subsection 7.3 (b) is hereby deleted.

(D)	The following subsection 7.3(h) is hereby added:

“The Purchaser and TransAlta have entered into a binding steam supply agreement (the “Steam Supply Agreement”) on or before October 31, 2008 for the supply of steam by TransAlta to Purchaser on terms and conditions satisfactory to the Purchaser in its sole discretion”.

(E)	The following subsection 7.3 (i) is hereby added:

“The Vendor and Purchaser have entered into a compensation agreement (the “Compensation Agreement”) on or before October 31, 2008 satisfactory to each Party in respect of the amount payable by the Vendor to the Purchaser in consideration of the relief afforded to the Vendor by TransAlta under its steam supply agreement as a result of the Purchaser entering into the Steam Supply Agreement.

(F)	Subsection 8.1(a) is hereby deleted.

(G)	The following subsection 8.1 (i) is hereby added:

“The Vendor and Purchaser have entered into a compensation agreement (the “Compensation Agreement”) on or before October 31, 2008 satisfactory to each Party in respect of the amount payable by the Vendor to the Purchaser in consideration of the relief afforded to the Vendor by TransAlta under its steam supply agreement as a result of the Purchaser entering into the Steam Supply Agreement.”

(H)	Section 9.1 is hereby amended by deleting the following words in the first paragraph

“The Purchaser and the Vendor agree that within four (4) weeks from the date of acceptance of this Agreement by the Vendor.”

and replacing them with the following:

“On or before July 7, 2008,”

(I)	Paragraph 9.5 is hereby further amended by adding the following sentence at the end of that paragraph:

“The Vendor and Purchaser agree to use reasonable efforts to complete the Remediation and Indemnity Agreement forthwith after approval by the Purchaser of the Vendor’s Consultant’s Report, and in any event no later than October 31, 2008.”

(J)	Section 11.2 is hereby deleted and the following replaced therefor:

“On or before June 27th, 2008, the Purchaser shall provide to the Vendor a servicing requirement proposal (the “Service Requirements”) which Service Requirements will detail the services and facilities that the Purchaser wishes to have provided by the Vendor to the Purchaser including but not limited to the use of the dock bordering on the shoreline of St. Clair River, the electrical tie-in, water supply and discharge and water treatment, potable water supply, biox services, gas and such Service Requirements shall also set out details of the quantity and quality of the services that the Purchaser wishes to have provided by the Vendor to the Purchaser.

On or before July 31, 2008, the Vendor shall provide the Purchaser with a services proposal (the “Services Proposal”) for review by the Purchaser, which Services Proposal shall set out the basis of the pricing for the services to be provided by the Vendor to the Purchaser.

Following the receipt by the Purchaser of the Services Proposal, the Parties shall negotiate and make reasonable efforts to enter into a services agreement (the “Services Agreement”) in a form satisfactory to both Parties, which Services Agreement shall be completed and executed no later than October 31 2008.”

(K)	Section 13.1 is hereby amended by deleting the date “December 31, 2008” and replacing it with “June 30, 2009.”

(L)	Section 13.5 is hereby deleted and replaced with the following:

In addition to Section 13.3 and 13.4, the Vendor shall, upon the written request of the Purchaser and upon Purchaser’s compliance with the requirements of this Section 13.5, subordinate and postpone its registration to any mortgage or other security or other documentation in respect of financing given by the Purchaser to its financiers in order to allow the purchaser to develop the Lands for its intended use. Such notice shall be accompanied by reasonable evidence from the Purchaser or its financiers that the financing will be used for the construction of the Plant.

The Vendor further covenants and agrees that it will execute such further and other documents and assurances as may be reasonably required by Purchaser’s financiers to give effect to this condition.

(M)	Schedule “B” is hereby amended by adding the following”

“6.       Easement for the purposes of access to and construction, operation and maintenance of a transfer tower located on the shoreline of St. Clair River to be used for the purposes of the Purchaser’s shipping and receiving requirements as well as use of the dock itself for such purposes.”

(N)

The Parties hereby agree that in the event that the Purchase Agreement, as amended, is not completed and the Purchaser or any of its affiliates, successors or assigns subsequently constructs a facility for the manufacture of ethanol in the Sarnia area and such facility is supplied with steam by TransAlta or any of TransAlta’s affiliates, successors or assigns, and provided that Vendor is prepared to provide the Purchaser or such affiliate, successor or assign with the same compensation from Vendor as Purchaser would have received under the Compensation Agreement if the Purchase Agreement had been completed, the Purchaser or such affiliate, successor or assign of the Purchaser shall ensure that Vendor is provided with the same relief from Vendor’s obligations under its steam supply agreement with TransAlta (or the economic equivalent of such relief) that the Vendor would have received if the Purchase Agreement had been completed. This section shall only apply if construction of such manufacturing facility commences on or before March 31, 2011.

(O)	The Parties hereto hereby confirm that all other terms and conditions of the Purchase Agreement shall remain the same and time shall remain of the essence.

(P)       This Amending Agreement may be executed by the parties in separate counterparts, each of which so executed shall be deemed to be an original. Such counterparts together shall constitute one and the same instrument. Delivery of an executed copy of a signature page to this Amending Agreement by facsimile transmission or email shall be effective as delivery of a manually executed copy of this Amending Agreement, and each party undertakes to provide each other party with a copy of this Amending Agreement bearing original signatures forthwith upon demand.

IN WITNESS WHEREOF the Purchaser has signed this Amending Agreement on the 26 day of June, 2008.

NORTHERN ETHANOL (SARNIA) INC. s/Gord Laschinger_____________________ Name: Gord Laschinger Title: President I have authority to bind the Corporation.

and the Vendor has signed this Amending Agreement on the	day of June, 2008.

LANXESS INC. s/Ron Huizingh_______________________ Name: Ron Huizingh Title: President and Managing Director I have the authority to bind the corporation.

SCHEDULE “A”

DESCRIPTION OF LANDS

The following descriptions are made with reference to the following draft Reference Plan survey not yet registered: Plan by Monteith & Sutherland Limited, Ontario Land Surveyors, Plan File No.: E-1106-2, January 29, 2007 (the“Draft Plan”).

EAST LOT (Driveway to Vidal Street):

Approximately 1 ha (2.6 acres), Part of Lot 4 R.C.P. 725 further described on the Draft Plan as Parts 68 – 91.

WEST LOT (Plant Site):

Approximately 12 ha (30 acres), Part of Lot 1 R.C.P. 725 further described on the Draft Plan as Parts 3, 4, 11, 54 – 56, 59, 92 – 101, 104, 105, 108 – 111, 114, 115, 152, 155, 156, 159, 168 – 171, and 176 – 194.

Both parties agree that should good faith error or omission in the above descriptions be discovered prior to closing, said descriptions shall be amended to correct such error or omission to such extent as may be reasonably accommodated by both parties. The parties further agree that said descriptions shall be confirmed and finalized upon registration of the Draft Plan.